Annual Shareholder Meeting Results

PIMCO Strategic Income Fund, Inc., PIMCO Global StocksPLUS(r) &
Income Fund and PIMCO Dynamic Income Fund held their annual meetings of shareholders on June 30, 2017. Shareholders voted as indicated below.

PIMCO Strategic Income Fund, Inc.

Re-election of Hans W. Kertess Class II to serve until the annual
Meeting held during the 2019-2020 fiscal year
                    Withheld
Affirmative         Authority
35,548,667          1,207,974

Re-election of Bradford K. Gallagher Class II to serve until the annual Meeting held during the 2019-2020 fiscal year
35,638,224          1,118,416

Re-election of John C. Maney(Interested Trustee) Class II to serve until the annual Meeting held during the 2019-2020 fiscal year
35,661,003          1,095,637

The other members of the Board of Directors at the time of the meeting, namely, Ms. Deborah A. DeCotis and Messrs. Craig A. Dawson, James A. Jacobson, William B. Ogden, IV and Alan Rappaport continued to serve as Directors of the Fund.